Exhibit 77(C)


Submission of matters to a vote of security holders (Unaudited)

(a) A joint special meeting of the shareholders (the "Meeting") of each of the Florida Tax Free Trust, and Michigan Tax Free Trust (each, an "Acquired Fund" and collectively, the "Acquired Funds") was held on December 7, 2007. The Florida Tax Free Trust and Michigan Tax Free Trust are series of the Lord Abbett Municipal Income Trust (the "Trust").

      The joint meeting for the Acquired Funds was held for the purpose of approving an Agreement and Plan of Reorganization between each Acquired Fund and the National Tax Free Fund (the "Acquiring Fund"), a series of the Lord Abbett Municipal Income Fund, Inc., providing for: (a) the transfer of all of the assets of the Acquired Fund to the Acquiring Fund in exchange for shares of the corresponding class of the Acquiring Fund and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund; (b) the distribution of such shares to the shareholders of the Acquired Fund; and (c) the termination of each Acquired Fund.

(c) The results of the proxy solicitation on the preceding matter were as follows:

      ---------------------------------------------------------------------------------------------------------------
      Matter                                                         Votes For       Votes Against      Abstentions
      ---------------------------------------------------------------------------------------------------------------

      1. Proposal - Florida Tax Free Trust - Approval of an        6,658,774.267       575,148.877      163,017.288
         Agreement and Plan of Reorganization between the
         Florida Series and the Lord Abbett National Tax-Free
         Income Fund.
      ---------------------------------------------------------------------------------------------------------------

      2. Proposal - Michigan Tax Free Trust - Approval of an       6,847,514.686      1,110,075.468     494,647.564
         Agreement and Plan of Reorganization between the
         Michigan Series and the Lord Abbett National Tax-Free
         Income Fund.
      ---------------------------------------------------------------------------------------------------------------